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As filed with the Securities and Exchange Commission on March 1, 2002

COMMISSION FILE NO.: 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICA FIRST MORTGAGE INVESTMENTS, INC.
(Exact Name of Registrant As Specified In Its Charter)

Maryland (State of Incorporation)	399 Park Avenue 36th Floor New York, New York 10022 (212) 935-8760 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	13-3974868 (IRS Employer I.D. Number)
Stewart Zimmerman
President and Chief Executive Officer
America First Mortgage Investments, Inc.
399 Park Avenue
36th Floor
New York, New York 10022
(212) 935-8760
(Name, address and telephone number of Agent for Service)
Copies to:
Steven P. Amen Kutak Rock LLP 1650 Farnam Street Omaha, Nebraska 68102 Tel: (402) 346-6000 Fax: (402) 346-1148

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    /x/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    / /

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $.01 per share	3,000,000	$9.01	$27,030,000	$2,487

(1)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Estimate based on the average of the high and low prices of the Registrant's common stock as reported by the New York Stock Exchange on February 27, 2002 pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

        We will amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting according to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 1, 2002

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

AMERICA FIRST MORTGAGE INVESTMENTS, INC.

DISCOUNT WAIVER, DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

        Our Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan") provides prospective investors and existing holders of our common stock with a convenient and economical method to purchase shares of our common stock. By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. If you elect to participate in the Plan, you may also make optional cash purchases of shares of our common stock of between $50 and $10,000 per month and, with our prior approval, in excess of $10,000 per month. Shares of our common stock purchased under the Plan may be acquired at discounts of up to 5% from the prevailing market price.

Plan highlights include:

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  Any registered stockholder may elect to participate in the Plan.

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  Interested prospective investors who are not currently holders of our common stock may make their initial purchase through the Plan.

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  Up to a 5% discount on shares of our common stock purchased under the Plan.

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  Full or partial dividend reinvestment options.

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  Optional cash purchases of between $50 and $10,000 per month and, with our prior approval, optional cash purchases in excess of $10,000 per month.

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  Available certificate safekeeping in book-entry form at no charge to you.

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  Detailed recordkeeping and reporting will be provided at no charge to you.

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  Optional automatic investment withdrawals from your bank account.

        This prospectus relates to the offer and sale of up to 3,000,000 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.

        Our common stock is listed on the New York Stock Exchange under the symbol "MFA."

        Investing in our securities involves a high degree of risk. You should carefully consider the information under the heading "Risk Factors" beginning on page 17 of this prospectus before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March      , 2002

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of its respective date or on the date which is specified in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS

America First Mortgage Investments, Inc.	1
Use of Proceeds	4
Dividend and Distribution Policy	4
Description Of The Plan	5
Risk Factors	17
Federal Income Tax Considerations	24
Experts	31
Legal Opinions	31
Where You Can Find More Information	31
Incorporation of Certain Documents by Reference	32

Forward-Looking Statements

        This prospectus contains or incorporates by reference certain forward-looking statements. When used, statements which are not historical in nature, including those containing words such as "anticipate," "estimate," "should," "expect," "believe," "intend" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, including those relating to:

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  increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities;

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  changes in short-term interest rates;

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  our ability to use borrowings to finance our assets;

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  risks associated with investing in real estate, including changes in business conditions and the general economy;

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  changes in government regulations affecting our business; and

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  our ability to maintain our qualification as a real estate investment trust for federal income tax purposes.

        Other risks, uncertainties and factors, including those discussed under "Risk Factors" in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission (the "SEC"), such as our Forms 10-K and 10-Q, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

        The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. We encourage you to read this prospectus, as well as the information which is incorporated by reference in this prospectus, in their entireties. You should carefully consider the factors set forth under "Risk Factors" in this prospectus before making a decision to participate in the Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"). All references to "we," "us" or "our company" in this prospectus mean America First Mortgage Investments, Inc.

AMERICA FIRST MORTGAGE INVESTMENTS, INC.

Our Business

        We invest in adjustable-rate mortgage-backed securities that we acquire in the secondary market. Our assets consist primarily of mortgage-backed securities guaranteed by an agency of the United States government such as the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"), other securities rated "AAA" by Standard & Poor's Corporation or cash. We may also invest in mortgages and mortgage-backed securities that are not guaranteed by a federal agency and/or that have fixed interest rates. We also own interests in multifamily apartment properties and publicly-traded equity and debt securities. As of December 31, 2001, these non-mortgage assets represented approximately 1% of our total assets.

Investment Strategy

        The mortgage-backed securities we acquire are secured by pools of mortgage loans on single-family residences. Our investment policy requires that at least 50% of our assets consist of adjustable-rate mortgage-backed securities that have principal and interest that are guaranteed by an agency of the United States government such as GNMA, FNMA or FHLMC. We are not in the business of originating mortgage loans or providing other types of financing to the owners of real estate.

        Interest rates on adjustable-rate mortgages are based on an index rate and adjusted periodically. Typical index rates include:

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  CMT Index. The one-year constant maturity treasury rate.

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  LIBOR. The London Interbank Offered Rate that banks in London offer for deposits of U.S. dollars.

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  COFI. A monthly or semiannual weighted average of the actual interest expenses recognized during a given month by all savings institutions headquartered in Arizona, California and Nevada, as published by the Federal Home Loan Bank of San Francisco.

        The interest rates on adjustable-rate mortgages are usually adjusted annually, but some may be adjusted more frequently. The maximum adjustment in any year is usually limited to 1% to 2%. Generally, adjustable-rate mortgages have a lifetime limit on interest rate increases of 6% over the initial interest rate. Many adjustable-rate mortgages are hybrids with a fixed interest rate for an initial period of time (typically three years or greater) and then convert to a one-year adjustable-rate for the remaining loan term. We may also invest in mortgages and mortgage-backed securities that are not guaranteed by a federal agency and/or that have fixed interest rates.

        We also hold interests in corporate and partnership entities that own six apartment properties containing a total of 1,473 rental units. Four of these apartments are located in Georgia, one is located in North Carolina and one is located in Nebraska. In addition, we own publicly-traded equity and debt securities.

        As of December 30, 2001, we had total assets on our balance sheet of $2.07 billion, of which approximately 96% consisted of mortgage-backed securities guaranteed by GNMA, FNMA or FHLMC, other securities rated "AAA" by Standard & Poor's Corporation or cash. Our policy is to maintain an assets-to-equity ratio of less than 11 to 1. As of December 31, 2001, our assets-to-equity ratio was approximately 10.2 to 1.

Financing Strategy

        We finance the acquisition of our mortgage-backed securities at short-term borrowing rates through the use of repurchase agreements. Under these repurchase agreements, we sell securities to a lender and agree to repurchase those securities in the future for a price that is higher than the original sales price. The difference in the sale price we receive and the repurchase price we pay represents interest paid to the lender. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which we effectively pledge our securities as collateral to secure a short-term loan which is equal in value to a specified percentage of the market value of the pledged collateral. We retain beneficial ownership of the pledged collateral, including the right to distributions. At the maturity of a repurchase agreement, we are required to repay the loan and concurrently receive back our pledged collateral from the lender or, with the consent of the lender, we renew such agreement at the then prevailing financing rate. The repurchase agreements may require us to pledge additional assets to the lender in the event the market value of the existing pledged collateral declines. To date, we have not had margin calls on our repurchase agreements that we were not able to satisfy with either cash or additional pledged collateral.

        Our repurchase agreements generally range from one month to one year in duration. Should the providers of the repurchase agreements decide not to renew them at maturity, we must either refinance these obligations or be in a position to retire the obligations. If, during the term of a repurchase agreement, a lender should file for bankruptcy, we might experience difficulty recovering our pledged assets and may have an unsecured claim against the lender's assets. To reduce our exposure, we enter into repurchase agreements only with financially sound institutions whose holding or parent company's long-term debt rating is "A" or better as determined by both Standard and Poor's Corporation and Moody's Investors Services, where applicable. If this minimum criterion is not met, then we will not enter into repurchase agreements with that lender without the specific approval of our board of directors. In the event an existing lender is downgraded below "A," we will seek board approval before entering into additional repurchase agreements with that lender. We generally seek to diversify our exposure by entering into repurchase agreements with at least four lenders with a maximum exposure to any lender of no more than three times our stockholders' equity. As of December 31, 2001, we had repurchase agreements with ten lenders with a maximum exposure to any one lender of not more than 1.9 times our stockholders equity.

        We may use derivative transactions and other hedging strategies to help us mitigate our prepayment and interest rate risks if we determine that the cost of these transactions is justified by their potential benefit. To date, our use of these hedging transactions has been limited. See "Risk Factors—Our use of derivatives to mitigate our prepayment and interest rate risks has been limited."

        Each of our multifamily apartment properties is financed with a long-term fixed-rate mortgage loan. The borrowers on these mortgage loans are separate corporations, limited partnerships or limited liability companies in which we hold equity interests. Each of these mortgage loans is made to the ownership entity on a nonrecourse basis, which means that the lender's only source of payment in the event of a default is the foreclosure of the property securing the mortgage loan. As of December 31, 2001, aggregate mortgage indebtedness secured by our six multifamily apartment properties was approximately $48,200,000.

        We also use repurchase agreements to finance our corporate debt securities. We have financed our investments in equity securities through loans from a variety of broker-dealers. We pledge these investments to secure our margin loans and can borrow up to 50% of the market value of these assets.

Merger with Our External Advisor

        Prior to January 1, 2002, we engaged America First Mortgage Advisory Corporation ("AFMAC") to manage our investments and perform administrative services for us as our external advisor. AFMAC provided us with all personnel, utilities, equipment and supplies, insurance, accounting, administrative and other support services, office facilities and other items necessary for our business operations. We merged AFMAC with and into us as of January 1, 2002. As a result of the merger, we became a self-advised company. The employees of AFMAC became our employees, and we assumed the employment contracts of these employees. We also acquired all of the tangible and intangible business assets of AFMAC used in connection with our business operations. As a self-advised company, we incur all the costs of running our company, some of which were formerly paid by AFMAC. However, we no longer pay fees to AFMAC for serving as our external advisor.

        We expect to continue to use an affiliate of America First Companies L.L.C. ("America First") (the former primary owner of AFMAC) to manage our six multifamily apartment properties. Our net investment in these properties represented less than 1% of our assets as of December 31, 2001. The management contracts for these properties provide for terms that are competitive with unaffiliated property managers and may be terminated by us by giving 30 days' written notice.

        Under the merger agreement with AFMAC, we issued 1,287,501 shares of our common stock to the stockholders of AFMAC. America First owned 80% of the stock of AFMAC. Michael Yanney, the Chairman of our Board of Directors, is a majority owner of America First. George H. Krauss, one of our directors, owns approximately 17% of America First. Stewart Zimmerman, our President and Chief Executive Officer, and William S. Gorin, our Chief Financial Officer, Executive Vice President and Treasurer, collectively own approximately 3% of America First. In addition, Messrs. Zimmerman, Gorin and Ronald A. Freydberg, our Executive Vice President and Secretary, owned, in the aggregate, the remaining 20% of AFMAC. The shares of our common stock issued in the merger with AFMAC were not registered under federal securities laws and 100% of the shares issued to Messrs. Zimmerman, Gorin and Freydberg and 80% of the shares issued to America First are subject to restrictions on resale until January 1, 2003. America First has the right to sell up to 20% of the shares it received in the merger within the first year after completion of the merger. We have agreed to register the shares issued to America First and to Messrs. Zimmerman, Gorin and Freydberg under the Securities Act of 1933, as amended, after these restriction periods expire.

        Following the merger with AFMAC on January 1, 2002, our executive officers became our employees and we are now responsible for all salaries, bonuses and benefits of our executive officers, as well as other employees we may hire. In that regard, we assumed the employment agreements between AFMAC and Messrs. Zimmerman, Gorin and Freydberg. The employment agreements of Messrs. Zimmerman, Gorin and Freydberg have been amended to provide, among other things, an increase in their annual base salaries to $300,000, $200,000 and $200,000, respectively, a minimum annual bonus pool of $225,000 that will be divided among them, an additional bonus pool equal to 0.65% of additional equity capital that we raise, payments to each of them if their employment is terminated after certain change of control events and a one-year non-compete agreement. In addition, we assumed the liability to pay approximately $150,000 of bonus obligations payable to Messrs. Zimmerman, Gorin and Freydberg with respect to 2001 and additional bonuses that they earned as a result of additional equity capital raised by us during 2001. We also expect to enter into an employment agreement with Teresa D. Covello, our Senior Vice President and Controller, that will provide for an annual salary of $125,000 and an opportunity to earn a bonus, subject to approval by the compensation committee of our Board of Directors. Each of our executive officers is eligible to participate in our 1997 Employee Stock Option Plan.

        We believe the merger will be treated as a tax-free reorganization for federal income tax purposes. For accounting purposes, the merger was not considered to be an acquisition of a business for purposes of applying Accounting Principal Board Opinion No. 16. As a result, we recorded a charge against our operating income in the fourth quarter of 2001 equal to the difference between the then current market value of the shares of common stock we issued in the merger and the value of the tangible assets we acquired from AFMAC.

General Information

        We were incorporated on July 24, 1997 under Maryland law. Our principal executive offices are located at 399 Park Avenue, 36th Floor, New York, New York 10022. Our telephone number is (212) 935-8760.

        Our common stock is listed on the New York Stock Exchange under the symbol "MFA."

        We have elected to be treated as a real estate investment trust (a "REIT") for federal income tax purposes. This treatment permits us to deduct dividend distributions to our stockholders for federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its stockholders by way of dividend payments. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law that are discussed under "Federal Income Tax Considerations."

USE OF PROCEEDS

        We will receive proceeds from the sale of shares of our common stock that the Plan Administrator (as defined herein) purchases directly from us on behalf of the Plan. We intend to use such proceeds for general corporate purposes, including the acquisition of additional mortgage-backed securities consistent with our investment policy. We have no basis for estimating either the number of shares of common stock that will be sold directly by us to the Plan or the prices at which such shares will be sold. We will not receive any proceeds from the sale of our common stock that the Plan Administrator purchases on behalf of the Plan in the open market or in privately negotiated transactions.

DIVIDEND AND DISTRIBUTION POLICY

        We pay dividends on a quarterly basis. We intend to continue to pay dividends on our common stock in an amount equal to at least 90% of our taxable income before deductions of dividends paid and excluding net capital gains in order to maintain our status as a REIT for federal income tax purposes. Dividends will be declared and paid in the discretion of our Board of Directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors our Board of Directors may deem relevant from time to time. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected for the reasons described under the caption "Risk Factors" in this prospectus.

DESCRIPTION OF THE PLAN

        Our Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan is described in the following questions and answers:

1.    Why is the Plan being offered?

        The purpose of the Plan is to provide a convenient and economical method for our current stockholders to automatically reinvest all or a portion of their cash dividends in additional shares of our common stock. The Plan also provides our current stockholders and new investors with an economical way to acquire shares of our common stock by directly investing additional cash amounts. In these ways, the Plan is intended to benefit our long-term investors by allowing them to increase their investment in our common stock. The Plan also provides us with a cost-efficient way to raise additional capital through the direct sale of our common stock.

2.    How does the Plan work?

        The dividend reinvestment component of the Plan permits our stockholders to designate that all or a portion of their cash dividends on our common stock be invested in additional shares of our common stock. The optional cash purchase component of the Plan permits current stockholders and new investors to purchase shares of our common stock on a monthly basis in amounts, subject to certain exceptions (see Question 16), ranging from $50 to $10,000 or, with our prior approval, in excess of $10,000 (see Question 17). Funds invested pursuant to the Plan are fully invested through the purchase of both whole and fractional shares of our common stock, and proportionate cash dividends on fractional shares of our common stock held in a participant's Plan Account (as defined herein) are used to purchase additional shares under the Plan.

3.    What are the advantages of participating in the Plan?

        The Plan provides participants with the opportunity to acquire additional shares of our common stock directly from us without having to pay the trading fees or service charges associated with an independent purchase. If we issue new shares of our common stock to participants in the Plan, we may sell them at a discount of up to 5% from the current market price of our common stock. If the Plan Administrator acquires our shares in the open market for participants in the Plan, we may discount such shares by paying up to 5% of the purchase price for such shares. For shares acquired in the open market, the purchase price includes all trading fees and service charges. You should note, however, that we are not required to offer shares at a discount or to pay discounts, fees and service charges. We may change the discount percentage offered at any time or discontinue to offer this feature of the Plan at any time.

        The Plan also offers a "share safekeeping" service that allows you to deposit your share certificates with the Plan Administrator and have your share ownership maintained on the Plan Administrator's records as part of your Plan Account. There is no charge for this service.

4.    What are the disadvantages of participating in the Plan?

        Investing in our common stock through the Plan is no different from, and is subject to, the same risks as investing in our common stock directly. This includes the risk that the market price for our common stock may decline. See "Risk Factors." NEITHER WE NOR THE PLAN ADMINISTRATOR CAN GUARANTEE THAT SHARES OF OUR COMMON STOCK PURCHASED UNDER THE PLAN WILL BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE AT ANY PARTICULAR TIME.

        Amounts contributed to the Plan will not necessarily be invested by the Plan Administrator immediately upon receipt. Likewise, there may be delays in the delivery of moneys to be returned to you under the Plan. The Plan will not pay interest to you on funds held pending investment or pending return to you.

        Purchases and sales of our common stock under the Plan will be effected by the Plan Administrator only as soon as practicable after it receives investment instructions. Therefore, if you participate in the Plan, you will not be able to control the specific timing of purchases and sales made for you under the Plan. The market price of our common stock may fluctuate between the time an investment instruction is received and the time shares are purchased or sold.

        You will not be able to pledge any shares of our common stock held in your Plan Account until a certificate for those shares is issued to you.

        If you reinvest your cash dividends, you will be treated as having received dividend income for federal income tax purposes but will not receive a dividend check. There may be other tax-related disadvantages applicable to your participation in the Plan. See Question 33 and "Federal Income Tax Considerations."

        There are certain fees that will be charged to you by the Plan Administrator. See Question 27.

5.    Who is eligible to participate?

        Anyone is potentially eligible to participate in the Plan. You may participate in the Plan if: (i) you are a "registered holder" of our common stock; that is, your shares are registered in your name on our stock transfer books; (ii) you are a "beneficial owner" of our common stock; that is, your shares are registered in a name other than your own name (i.e., in the name of a broker, bank or other nominee); or (iii) you are not presently a stockholder but wish to acquire shares of our common stock. Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having your shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf. See Question 6.

        As a general matter, you cannot participate in the Plan if you (i) are not a U.S. citizen or resident for federal income tax purposes or (ii) own (taking into account the special constructive ownership provisions of U.S. federal income tax law applicable to real estate investment trusts) 9.8% or more of the outstanding shares of our common stock. In addition, you will not be allowed to participate if you live in a jurisdiction that makes it unlawful for us to permit your participation in the Plan. Persons who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, share registration, foreign investments and related matters. We reserve the right to terminate anyone's participation in the Plan if we deem it advisable under any applicable laws or regulations. We also reserve the right, in our sole discretion, to exclude anyone from the Plan who fails to comply with the requirements of the Plan, including, but not limited to, those seeking to use the Plan to engage in short-term trading activities that may cause aberrations in the trading volume of our common stock or who use multiple Plan Accounts to circumvent the Plan's standard $10,000 per month investment maximum.

6.    How do I enroll in the Plan?

        If you hold shares of our common stock in your own name, or if you are a new investor, you may enroll in the Plan and/or make optional cash purchases by completing your plan enrollment online via Investor ServiceDirect at www.melloninvestor.com. Alternatively, you may enroll in the Plan by obtaining a plan enrollment form by calling, toll free, 1-800-842-7629 and mailing your completed form to the Plan Administrator in care of Mellon Investor Services, P.O. Box 3338, South Hackensack, New Jersey

07606-1938. If your shares are registered in a name other than your own name (i.e., in the name of a broker, bank or other nominee), then you must either (i) have your shares re-registered in your own name and then complete your plan enrollment as discussed above, or (ii) make arrangements with your nominee holder to participate on your behalf. You will need to confirm that your nominee holder is able to accommodate your participation in the Plan.

        An eligible person may elect to become a participant in the Plan at any time, subject to our right to modify, suspend, terminate or refuse participation in the Plan. Your completed plan enrollment appoints the Plan Administrator as your agent for purposes of the Plan and permits it to reinvest dividends on the number of shares you designate and to make cash purchases on your behalf as you direct. You may also specify whether you wish to have your shares held by the Plan Administrator for safekeeping. See Question 21.

        If you are enrolling for dividend reinvestment, the Plan Administrator must receive your completed plan enrollment at least two (2) business days prior to the record date established for a particular dividend in order for you to be eligible for reinvestment of that dividend payment under the Plan. See Question 13. Otherwise, reinvestment of your dividends will begin with the next dividend payment.

        If you are enrolling in the Plan by making an optional cash purchase (see Question 9), the Plan Administrator must receive your completed plan enrollment and investment funds at least two (2) business days before the date such funds are to be invested for a particular month. See Question 13. If your completed plan enrollment and investment funds are received after that date, they will be held in your Plan Account until the next Cash Purchase Investment Date (as defined herein), provided, however, that if the next Cash Purchase Investment Date is more than thirty (30) days from the date the Plan Administrator receives your funds, your funds will be returned to you without interest. If you are not a current stockholder, you must submit your initial investment with your completed plan enrollment.

7.    Who is the Plan Administrator?

        The Plan is being administered by Mellon Bank, N.A. Certain of the administrative support to the Plan Administrator will be performed by Mellon Investor Services, a registered transfer agent, or FutureShare Financial LLC, an affiliate of Mellon Bank and a registered broker-dealer. Information on how to contact the Plan Administrator is described in Question 35. The Plan Administrator, along with its affiliates, keeps records, sends statements of account to each participant in the Plan and performs other duties related to the Plan, including the safekeeping of the shares purchased for each participant. The Plan Administrator, along with its affiliates, also acts as the dividend disbursing agent, transfer agent and registrar for our common stock.

8.    How will I keep track of my investments?

        The Plan Administrator will send you a transaction notice confirming the details of each Plan transaction you make, including the number of shares purchased and the price paid. If you continue to participate in the Plan, but have no transactions, the Plan Administrator will send you an annual statement after the end of the year detailing the status of your holdings of our common stock in your Plan Account. You will also receive annual income tax information on Form 1099. These statements are your record of the cost of your purchases and should be retained for income tax and other purposes.

        All notices from the Plan Administrator to you will be mailed to your last address of record. However, if your shares are registered in a name other than your own name, communications regarding the Plan will be made through your nominee holder.

9.    What investment options are available under the Plan?

        You can purchase shares of our common stock under the Plan through the following investment options:

          Dividend Reinvestment.    You can instruct the Plan Administrator to apply the cash dividends paid on all or any portion of the shares of common stock designated by you for reinvestment. In order to participate in the Plan, you do not have to submit the shares of our common stock currently held by you or on your behalf to your Plan Account in order to elect to reinvest the dividends on all or a portion of such shares, although share safekeeping is one of the benefits available under the Plan. See Question 21. Shares of common stock purchased for your Plan Account will be automatically enrolled in the Plan in book-entry form, with the Plan Administrator listed as your nominee, and all dividends paid on these shares will also be reinvested, even if you withdraw the shares from your Plan Account, unless you instruct the Plan Administrator otherwise. Cash dividends paid on shares of our common stock owned by you that are not held in your Plan Account, and for which you do not elect to reinvest dividends, will continue to be paid directly to you.

          Optional Cash Purchases.    You can make voluntary cash contributions to your Plan Account at any time, even if you are not currently reinvesting dividends paid to you on our common stock. Payment for these optional cash purchases can be made by check, money order or electronic funds transfer from a pre-designated bank account. The Plan Administrator will use these funds to purchase shares of our common stock on a monthly basis. If you are already a stockholder, the minimum cash purchase is $50 per month. If you are using this feature to make your initial investment in our common stock, the minimum cash purchase is $1,000. You may not make optional cash purchases of more than $10,000 per month without our prior written approval. See Question 17. Dividends paid on shares of our common stock that are purchased for your Plan Account with voluntary cash contributions will automatically be reinvested in our common stock unless you instruct the Plan Administrator otherwise.

10.  Can I change my investment options?

        Yes. You may change your investment options at any time by completing a new plan enrollment and submitting it to the Plan Administrator at least two (2) business days prior to the record date for the next dividend payment.

11.  What is the source of shares purchased by the Plan?

        We may either issue new shares of our common stock directly to the Plan or instruct the Plan Administrator to acquire currently outstanding shares in the open market. Open market purchases may be made, at the Plan Administrator's option, on the New York Stock Exchange or any other securities exchange where our common stock is traded, in the over-the-counter market or in negotiated transactions with third persons.

12.  At what price will shares be acquired?

        Shares Acquired Directly from Us.    All shares of our common stock acquired directly from us pursuant to the Plan will be acquired at a discount rate ranging from 0% to 5% from the average of the daily high and low sales prices, computed up to four decimal places, if necessary, of our common stock as reported on the New York Stock Exchange on the applicable Dividend Payment Date (as defined herein).

        Shares Acquired on the Open Market.    All shares of our common stock purchased by the Plan Administrator in the open market will be acquired at a discount rate, which will be paid by us, ranging from 0% to 5% from the prevailing market price. The price deemed to be paid by any participant for shares acquired in the open market on any given day will be the weighted average of the actual prices paid for all shares acquired on that date, computed to four decimal places, if necessary, including all trading fees and service charges. Open market purchases may be made on such terms as to price, delivery and otherwise as the Plan Administrator determines.

        We are not required to sell shares issued by us at a discount to the Plan or to pay a discount with respect to shares purchased by the Plan Administrator in the open market, and the discount rate we offer is subject to change or discontinuance at our discretion and without prior notice to participants in the Plan. The discount rate, if any, will be determined by us from time to time based on a review of current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors that we deem to be relevant.

        There are special rules for cash purchases of more than $10,000 per month. See Question 17.

13.  When are the shares purchased for the Plan?

        We pay dividends on a quarterly basis. If these dividends are used to acquire new shares directly from us, the Plan Administrator will reinvest dividends on the applicable date on which we pay dividends (each a "Dividend Payment Date"). If these dividends are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the applicable Dividend Payment Date. If the dividends are not able to be fully invested within 30 days, they will be distributed in full, without interest, by the Plan Administrator to the stockholders participating in the Plan. Payment of dividends are always announced in advance. You may learn the date of any announced dividend payment by calling the Plan Administrator at (866) 249-2610.

        Funds for optional cash purchases may be deposited into your Plan Account at any time. If these funds deposited during a particular calendar month are used to acquire new shares directly from us, they will be invested on the applicable Dividend Payment Date, or, for months in which no dividend is paid, on the tenth (10th) day of the following month (a "Cash Purchase Investment Date"). If these funds are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the Cash Purchase Investment Date. If any funds deposited for optional cash purchases are not able to be fully invested within 30 days, they will be returned in full, without interest, by the Plan Administrator to the applicable stockholders and/or new investors.

14.
Will I earn interest on funds in my Plan Account prior to investment or return to me?

        No. Interest will not be paid on funds deposited by you in your Plan Account pending investment or return to you.

15.  What are the procedures for cash purchases?

        If you are not already a stockholder, you are required under the Plan to make an initial investment of at least $1,000, but not more than $10,000, except in the case of Large Cash Purchases (as defined herein). See Question 17. Your initial investment can be made through Investor ServiceDirect at www.melloninvestor.com by authorizing either a specific deduction or a monthly automatic deduction from your designated bank account. You may also make your initial investment by completing a plan enrollment form and submitting it with your check made payable to Mellon Bank/MFA.

        If you are already a stockholder and have enrolled in the Plan and want to make optional cash purchases, you can authorize specific deductions from your designated bank account online through Investor ServiceDirect or send a check to the Plan Administrator for each purchase. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it in the envelope provided. If you wish to make regular monthly optional cash purchases, you may authorize monthly automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you. Ongoing optional cash purchases are subject to a minimum investment of $50 per month and a maximum of $10,000 per month.

        In order for your funds to be invested on a particular Cash Purchase Investment Date, they must be received by the Plan Administrator no later than two (2) business days before the Cash Purchase Investment Date. No interest will be paid on funds held by the Plan Administrator pending investment.

        You may cancel an optional cash purchase by advising the Plan Administrator at least two (2) business days before the Cash Purchase Investment Date. The Plan Administrator will return the funds from a cancelled purchase to you without interest as soon as practical. No refund of a check or money order will be made until the funds have been actually received by the Plan Administrator.

16.  What limitations apply to optional cash purchases?

        Minimum Investments.    If you are already a stockholder, the minimum cash purchase is $50 per month. If you are using this feature to make your initial investment in our common stock, the minimum cash purchase is $1,000. Cash purchases for less than these minimums will be returned to you without interest, unless we choose to waive these minimum amounts.

        Large Cash Purchases.    Cash purchases of more than $10,000 per month ("Large Cash Purchases") will not be allowed by the Plan Administrator without our prior written approval. Unless you have complied with the procedures described in Question 17, any amount you submit for investment over this limit will be returned to you without interest. For purposes of this limitation, we reserve the right to aggregate all cash purchases from any participant with more than one Plan Account using the same name, address or social security or taxpayer identification number. If you do not supply a social security or taxpayer identification number to the Plan Administrator, your participation may be limited to only one Plan Account. Also for the purpose of this limitation, all Plan Accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. We may grant or withhold our permission to make Large Cash Purchases in our sole discretion. We may grant such request in whole or in part. We may also grant requests for some Large Cash Purchases and deny requests for others even though they are made in the same month.

17.  What are the procedures for a Large Cash Purchase?

        Large Cash Purchases may be made by a participant in the Plan or a new investor only upon our written approval. You must obtain our approval of a request for waiver each calendar month before the beginning of the relevant Pricing Period (as defined herein). To obtain our approval, you must submit a request for waiver form. You may make a request for waiver by contacting the Plan Administrator at (917) 320-6300. Completed request for waiver forms should be submitted to the Plan Administrator via facsimile at (917) 320-6312 no later than two (2) business days prior to the applicable Pricing Period Start Date. See Appendix I to this prospectus. The Plan Administrator will notify you as to whether your request has been granted or denied, either in whole or in part, within two (2) business days of the receipt of your request. If your request is granted in part, the Plan Administrator will advise you of the maximum amount that will be accepted from you as a Large Cash Purchase. If your request is approved, the Plan Administrator must receive the funds for your Large Cash Purchase prior to or on the applicable Optional Cash Investment Date provided in Appendix I to this prospectus. If you do not receive a response from us in connection with your request for waiver, you should assume we have denied your request. If we approve your request to make a Large Cash Purchase, there will be a "Pricing Period," which will consist of ten separate investment dates, each of which will occur on a separate "trading day," which is any day on which trading of our common stock is reported on the New York Stock Exchange during the applicable Pricing Period, with one-tenth of your Large Cash Purchase being invested on each trading day, subject to the qualifications listed below. The Plan Administrator will pay a price equal to 100% (subject to the application of the applicable discount as provided below) of the average of the high and low sales prices of our common stock reported on the New York Stock Exchange for each trading day, which is an investment date, during the Pricing Period, computed up to four decimal places, if necessary. The purchase price on any such investment date may be reduced by any discount that we have provided for Large Cash Purchases on such investment date, but in no event will such purchase price be less than 95% of the average of the high and low sale prices of our common stock on such investment date.

        See Appendix I to this prospectus for a list of the expected Pricing Period Start Dates. We may alter or amend, in our sole discretion, the Pricing Periods set forth in Appendix I to this prospectus at any time and from time to time, prior to the commencement of any Pricing Period and prior to the granting of any request for waiver with respect to such period. For more information please contact the Administrator to (917) 320-6300.

        In addition, we may establish a minimum purchase price per share, a "Threshold Price," applicable to Large Cash Purchases to be made during a particular Pricing Period. We will fix the Threshold Price for a particular Pricing Period as a dollar amount per share of common stock. If the average of the high and low sale prices of our common stock reported on the NYSE on any trading day during the Pricing Period is less than this Threshold Price (not adjusted for discounts, if any), or if no trades are reported for our common stock on a particular trading day during the Pricing Period, then that trading date will be excluded from the Pricing Period. For each trading day that is excluded from the Pricing Period, one-tenth of the funds submitted for each Large Cash Purchase for a particular month will be returned to the applicable Plan participant or new investor without interest. For example, if the Threshold Price is not satisfied for two of the ten trading days in the Pricing Period, then 2/10ths (i.e., 20%) of the funds submitted for each Large Cash Purchase will be returned without interest. The Threshold Price will be based on our evaluation of current market conditions and other relevant factors but will be set in our sole discretion. We will notify the Plan Administrator of the Threshold Price, if any, at least three (3) trading days before the relevant Pricing Period Start Date set forth in Appendix I to this prospectus. You can obtain the applicable Threshold Price for a particular Pricing Period by calling the Plan Administrator at (917) 320-6300.

18.  Does the Plan Administrator credit my shares to a separate account?

        Yes. The Plan Administrator will establish a separate Plan Account for you and credit it with those shares that have been purchased for you under the Plan. In addition, the Plan Administrator will credit your Plan Account with those shares that you have delivered to the Plan Administrator for safekeeping. See Question 21. All shares in your Plan Account will be registered in book-entry form in the name of the Plan Administrator or its nominee, but your beneficial ownership will be maintained in your Plan Account. The total number of shares credited to your Plan Account will be shown on each account statement.

        In the event that you wish to have any whole shares of our common stock that have been credited to your Plan Account issued in certificated form to you, you may do so by contacting the Plan Administrator and making such request. See Question 20.

        Although the Plan Administrator will maintain a separate Plan Account for you, it is authorized to commingle funds in your Plan Account with those of other Plan participants for purposes of making purchases of our common stock.

19.  Are funds held in my Plan Account insured?

        No. Funds held in your Plan Account pending investment or return are not treated as a bank deposit or account and are not insured by the FDIC or any other governmental agency or instrumentality.

20.  Will I receive certificates for the shares purchased for me under the Plan?

        No. You will not receive certificates for shares purchased for you under the Plan. For your convenience, the Plan Administrator will maintain the shares purchased for your Plan Account in non-certificated, i.e. "book-entry" form. You may, however, request that a stock certificate be issued to you for any or all whole shares of our common stock credited to your Plan Account. No certificates for fractional shares will be issued. Certificates will be issued free of charge. Cash dividends with respect to participating shares represented by certificates issued to you will continue to be automatically reinvested, unless you instruct the Plan Administrator otherwise. Any remaining shares will continue to be credited to your Plan Account. You may request certificates by contacting the Plan Administrator at (866) 249-2610. You may also submit your request online via InvestorServiceDirect at www.melloninvestor.com.

21.  What is share safekeeping?

        If you hold the certificates for shares of our common stock (whether or not you elect to have dividends on these shares reinvested), you may deposit the certificates with the Plan Administrator for safekeeping in your Plan Account. Share safekeeping protects your shares against loss, theft or accidental destruction and is a convenient way for you to keep track of your shares. There is no fee or other charge for this service. Shares held for safekeeping will be credited to your Plan Account and the certificates for such shares will be cancelled. If at a later time you want to withdraw those shares from share safekeeping in your Plan Account, a new certificate for such shares shall be issued to you. See Question 20. Only shares held in safekeeping may be sold through the Plan. The Plan Administrator may maintain shares held for safekeeping in its name or in the name of its nominee. Contact the Plan Administrator at (866) 249-2610 for information on how to submit your share certificates for safekeeping.

22.  May the shares in my Plan Account be sold or transferred?

        Yes. You may instruct the Plan Administrator to sell any or all of the whole shares held in your Plan Account at any time. However, you will not be able to direct the date on which, or the price at which, shares held in your Plan Account may be sold. In the case of a request to sell submitted on behalf of a Plan participant who has died or is an adjudicated incompetent, the request must be accompanied by certified evidence of the representative's authority to request a sale of the participant's shares. The Plan Administrator will process sales orders when practicable, which will be at least once each week. Shares will be sold from your Plan Account at the prevailing market price and the proceeds of sale, less applicable trading fees, transfer taxes and the Plan Administrator's administrative fee, will be remitted to you or your representative.

        In addition, you may transfer the ownership of all or part of the shares in your Plan Account to the Plan Account of another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your Plan Account must be made in whole share amounts. No fractional shares may be transferred unless your entire Plan Account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of stock certificates, including the requirement of a medallion stamp guarantee. Shares that are transferred will be credited in book-entry form to the transferee's Plan Account. If the transferee does not have a Plan Account, one will be opened for the transferee using the same investment options as your Plan Account, unless you specify differently. The transferee may change the investment options after the transfer has been made. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee's Plan Account.

23.  May shares in my Plan Account be pledged?

        No. You must first request that certificates for shares credited to your Plan Account be issued to you before you can pledge these shares.

24.  Can I vote shares in my Plan Account?

        Yes. You will have the right to vote all whole shares held in your Plan Account. Fractional shares may not be voted. Proxies for whole shares held in your Plan Account will be forwarded to you by the Plan Administrator. The Plan Administrator may vote your shares in certain cases if you fail to return a proxy to the Plan Administrator.

25.  May I transfer my right to participate in the Plan?

        No. Your right to participate in the Plan is not transferable to any other person apart from a transfer of your shares.

26.
What happens if the Company issues a stock dividend, declares a stock split or has a rights offering?

        Any stock dividends or stock splits distributed by us on shares of our common stock held in your Plan Account will be credited to your Plan Account. In the event we make available to our stockholders rights to purchase additional shares of our common stock or other securities, you will receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit you to determine what action you desire to take. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or stockholder rights offering.

27.  Is there a cost to participate in the Plan?

        The following fees will be paid to the Plan Administrator by Plan participants:

Optional cash purchase of shares (initial):
By check or money order	$10.00
By pre-authorized or specific debit from bank account	$10.00
Trading fee (if open market purchase)	$0.12 per share
Optional cash purchase of shares (subsequent):
By check or money order	$5.00
By pre-authorized debit from bank account	$2.00
By specific debit from bank account	$3.50
Trading fee (if open market purchase) per share	$0.12
Sale of shares of our common stock:	$15.00 plus $0.12 per share

        In addition, the Plan Administrator will charge a fee of $20.00 for duplicate account statements and $35.00 for insufficient funds or rejected automatic debits.

        We will pay the Plan Administrator's fees in connection with dividend reinvestments. There are no fees for the share safekeeping service.

        In general, trading fees and service charges incurred in connection with Plan purchases of shares of our common stock in the open market will be added to and considered part of the purchase price of such shares. Service fees will be charged to participants making initial and optional cash purchases through electronic fund transfers. Further, the financial institution designated by a participant on its plan enrollment may charge a fee for participating in the electronic fund transfer. When shares of our common stock are sold by the Plan Administrator for a participant, the participant will be responsible for any trading fees, expenses, service charges or other expenses incurred pursuant to the sale of such shares of common stock.

28.  How and when may I terminate my participation in the Plan?

        You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator. To be effective for a given dividend payment, the Plan Administrator must receive notice before the record date of that dividend. You may provide notice online via Investor ServiceDirect at www.melloninvestor.com, by calling the Plan Administrator at (866) 249-2610, or by mailing your request to the Plan Administrator in care of Mellon Investor Services, P.O. Box 3338, South Hackensack, New Jersey 07606-1938. The Plan Administrator will continue to hold your Plan shares unless you request a certificate for any whole shares and a cash payment for any fractional share. You may also request the sale of all or part of such shares or have the Plan Administrator transfer your shares to your brokerage account or another Plan Account. In the case of a request submitted on behalf of a Plan participant who has died or is an adjudicated incompetent, the request must be accompanied by certified evidence of the representative's authority to make such a request on behalf of the participant. Shares and cash will be retained in the participant's Plan Account until the participant's legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative's right to receive a distribution of these assets.

29.  May the Plan be changed or discontinued?

        Yes. We reserve the right to suspend or terminate the Plan in whole or in part at any time. Notice will be sent to participants of any suspension or termination as soon as practicable after such action by us. Upon termination of the Plan, the Plan Administrator will issue a stock certificate for the total number of whole shares credited to your Plan Account and a cash payment for any fractional share credited to your Plan Account. However, if we terminate the Plan for the purpose of establishing a new plan, you will be automatically enrolled in the new plan and shares credited to your Plan Account will be credited automatically to the new plan unless, prior to the effective date thereof, the Plan Administrator receives notice of termination of your Plan Account.

        The Plan may also be amended or supplemented by us at any time, including the period between the dividend record date and the related Dividend Payment Date. Any such amendment may include an appointment by the Plan Administrator of a successor Plan Administrator. Plan participants will be notified of any amendments as soon as practicable. In addition, the Plan Administrator reserves the right to change its administrative procedures for the Plan.

30.  Who interprets and regulates the Plan?

        We reserve the right, without notice to Plan participants, to interpret and regulate the Plan as we deem necessary or desirable in connection with our operations. Any such interpretation and regulation shall be conclusive.

31.  What law governs the Plan?

        The terms and conditions of the Plan and its operation are governed by the laws of the State of New York.

32.
What are the responsibilities of the Company and the Plan Administrator under the Plan?

        The Plan Administrator has had no responsibility with respect to the preparation or contents of this prospectus. Neither we nor the Plan Administrator, in administering the Plan, shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate any participant's Plan Account upon such participant's death or adjudication of incompetence, prior to receipt of notice in writing of such death or adjudication of incompetence, (ii) with respect to the prices at which shares of our common stock are purchased or sold for the participant's Plan Account and the times such purchases or sales are made or (iii) with respect to any loss or fluctuation in the market value after the purchase of shares.

        YOU SHOULD RECOGNIZE THAT NEITHER WE NOR THE PLAN ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS IN VALUE OF THE SHARES OF OUR COMMON STOCK THAT YOU PURCHASE UNDER THE PLAN.

33.  What are the federal income tax consequences of participating in the Plan?

        Dividend Reinvestment.    The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares of common stock (including any fractional share), you will be treated as having received a distribution in the amount of the fair market value of our common stock on the Dividend Payment Date (the "Fair Market Value"), multiplied by the number of shares (including any fractional share) purchased plus any trading fees or service charges that we pay on your behalf.

        So long as we continue to qualify as a REIT under the Code, the distribution will be taxable under the provisions of the Code applicable to REITs and their stockholders, pursuant to which (i) distributions will be taxable to stockholders as ordinary income to the extent of our current or accumulated earnings and profits, (ii) distributions which are designated as capital gain distributions by us will be taxed as long-term capital gains to stockholders to the extent they do not exceed our net capital gain for the taxable year, (iii) distributions which are not designated as capital gains distributions and which are in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to the stockholders and reduce the adjusted tax basis of a stockholder's shares (but not below zero) and (iv) such distributions in excess of a stockholder's adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares.

        You should be aware that, because shares of our common stock purchased with reinvested dividends may be purchased at a discount and because we may pay a portion of the purchase price, trading fees or service charges on your behalf, the taxable income received by you as a participant in the Plan may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.

        The Plan Administrator will report to you for tax purposes the dividends to be credited to your account as well as any discounts or trading fees or service charges incurred by us. Such information will also be furnished to the Internal Revenue Service (the "IRS") to the extent required by law.

        Cash Purchases.    The IRS has privately ruled that stockholders who participate in the cash purchases under a stock purchase and dividend reinvestment plan of a REIT will not be treated as receiving a dividend equal to the discount unless such stockholders also participate in the reinvestment of dividends under such plan. Private letter rulings are not precedent and may not be relied upon by any taxpayer other than those to whom the ruling is addressed. Nevertheless, such rulings often reflect the current thinking of the IRS. Therefore, the tax treatment of a purchase of shares under the Plan with an initial cash purchase by a prospective investor or a cash purchase by an existing stockholder may differ depending on whether you are participating in the dividend reinvestment feature of the Plan. If you are not participating in the dividend reinvestment feature of the Plan, you may not be treated for federal income tax purposes as having received a distribution from us upon the purchase of shares with a cash purchase. In that case, your tax basis in the shares purchased will equal the purchase price for such shares.

        On the other hand, if you participate in the dividend reinvestment feature of the Plan, you may be treated for federal income tax purposes as having received a distribution from us upon the purchase of shares with a cash purchase in an amount equal to the excess, if any, of (i) the Fair Market Value of the shares multiplied by the number of shares (including any fractional share) purchased, plus any trading fees or service charges that we pay on your behalf, over (ii) the purchase price of such shares, taking into account any discount. If you participate in the dividend reinvestment feature of the Plan, you will receive a tax basis in shares acquired with a cash purchase equal to the greater of the Fair Market Value or the purchase price of the shares.

        The holding period for shares (including a fractional share) acquired under the Plan generally will begin on the day after the shares were acquired. In the case of participants whose dividends are subject to U.S. backup withholding (see below), the Plan Administrator will reinvest dividends less the amount of tax required to be withheld.

        Receipt of Share Certificates and Cash.    You will not realize any income when you receive certificates for shares of our common stock credited to your Plan Account. Any cash received for a fractional share held in your Plan Account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share.

34.  What are the effects of the federal income tax withholding provisions?

        We or the Plan Administrator may be required to withhold on all dividend payments to a stockholder if (i) such stockholder has failed to furnish his or her taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified us that the stockholder has failed to properly report interest or dividends or (iii) the stockholder has failed to certify, under penalties of perjury, that he or she is not subject to back-up withholding. In the case of a stockholder who is subject to back-up withholding tax on dividends under the Plan, the amount of the tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Plan shares.

        The summary set forth in Questions 33 and 34 is intended only as a general discussion of the current federal income tax consequences of participation in the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular participant in light of their personal investment circumstances, or certain types of participants (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers) subject to special treatment under the federal income tax laws. For a discussion of the federal tax consequences of holding stock in a REIT generally, see "Federal Income Tax Considerations."

35.  How do I get more information?

        Questions regarding the Plan should be directed to Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938, or by calling (866) 249-2610, 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday. For questions regarding Large Cash Purchases, please call the Administrator at (917) 320-6300. You may also go to our web site address at www.melloninvestor.com. If your shares are not held in your name, contact your brokerage firm, bank, or other nominee for more information. They can contact the Plan Administrator directly for instructions on how to participate on your behalf. You can also get more information from our website: www.mfa-reit.com.

RISK FACTORS

        An investment in our stock involves a number of risks. Before making a decision to participate in the Plan, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our securities could decline significantly and you may lose all or part of your investment.

An increase in prepayment rates of the mortgages underlying our mortgage-backed securities may adversely affect our profitability.

        The mortgage-backed securities we acquire are secured by pools of mortgage loans on single-family residences. When we acquire a mortgage-backed security, we anticipate that the underlying mortgages will be prepaid at a projected rate generating an expected yield. When homeowners prepay their mortgage loans more quickly than we expect, it results in prepayments that are faster than expected on the mortgage-backed securities and this may adversely affect our profitability. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

        We often purchase mortgage-backed securities that have a higher interest rate than the market interest rate at the time. In exchange for a higher interest rate, we must pay a premium over par value to acquire these securities. Our investment policies allow us to acquire mortgage-backed securities at prices of up to 103.5% of par value. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage loans underlying a mortgage-backed security are prepaid at a faster rate than we anticipate, we will have to amortize the premium at a faster rate which may adversely affect our profitability.

        As the holder of mortgage-backed securities, we receive a portion of our investment principal when underlying mortgages are prepaid. In order to continue to earn a return on this repaid principal, we must reinvest it in additional mortgage-backed securities or other assets. However, if interest rates are falling, we may earn a lower return on the new investment as compared to the original mortgage-backed security.

An increase in our borrowing costs relative to the interest we receive on our mortgage-backed securities may adversely affect our profitability.

        We earn money based upon the spread between the interest payments we receive on our mortgage-backed security investments and the interest payments we must make on our borrowings. We rely primarily on short-term borrowings of the funds to acquire mortgage-backed securities with long-term maturities. Even though most of our mortgage-backed securities have interest rates that adjust as short-term rates change, the interest we pay on our borrowings may increase relative to the interest we earn on our adjustable-rate mortgage-backed securities. If the interest payments on our borrowings increase relative to the interest we earn on our mortgage-backed securities, our profitability may be adversely affected.

  •
  Differences in timing of interest rate adjustments on our mortgage-backed securities and our borrowings may adversely affect our profitability.

          The interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate mortgage-backed securities. In a period of rising interest rates this will usually result in our borrowing costs increasing faster than our interest earnings from mortgage-

  backed securities. If this happens, we could experience a decrease in net income or incur a net loss during these periods.

  •
  Hybrid adjustable-rate mortgages have fixed interest rates for an initial period which may reduce our profitability if short-term interest rates increase.

          While the majority of our mortgage assets are adjustable-rate mortgage-backed securities, many of the mortgages underlying these assets are "hybrid" mortgages that have a fixed interest rate for an initial period (typically three years or greater) and then convert to an adjustable rate. Accordingly, in a period of rising interest rates, our financing costs could increase while the interest we earn on our mortgage-backed securities would be limited by the number of underlying mortgages with fixed interest rates. This would adversely affect our profitability.

  •
  Interest rate caps on the mortgages underlying our mortgage-backed securities may adversely affect our profitability if short-term interest rates increase.

          The mortgages underlying our adjustable-rate mortgage-backed securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a mortgage-backed security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings could increase without limitation while any increases in the interest rates on the mortgages underlying our adjustable-rate mortgage-backed securities would be limited.

Our business strategy involves a significant amount of borrowing that exposes us to additional risks.

        We borrow against a substantial portion of the market value of our mortgage-backed securities and use the borrowed funds to acquire additional investment assets. Our operating policies allow us to maintain an assets-to-equity ratio to up to 11:1. The use of borrowing, or "leverage" to finance our mortgage-backed securities and other assets involves a number of risks, including the following:

  •
  If we are unable to renew our borrowings at favorable rates, it may force us to sell assets and our profitability may be adversely affected.

          Since we rely primarily on short-term borrowings, such as repurchase agreements, to finance our mortgage-backed securities, our ability to achieve our investment objectives depends on our ability to borrow money in sufficient amounts and on favorable terms and on our ability to renew or replace maturing short-term borrowings on a continuous basis. If we are not able to renew or replace maturing borrowings, we would be forced to sell some of our assets under possibly adverse market conditions, which may adversely affect our profitability.

  •
  A decline in the market value of our assets may result in margin calls that may force us to sell assets under adverse market conditions.

          As interest rates rise, the market value of interest-bearing obligations such as mortgage-backed securities will decline. A decline in the market value of our mortgage-backed securities may result in our lenders initiating margin calls that require us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of our borrowings. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. This could force us to sell our mortgage-backed securities under adverse market conditions.

  •
  Our use of repurchase agreements to borrow money may give our lenders greater rights in the event of bankruptcy.

          We use repurchase agreements for most of our borrowing. Borrowings made under repurchase agreements may qualify for special treatment under the Bankruptcy Code. This may make it difficult for us to recover our pledged assets if a lender files for bankruptcy. In addition, if we ever file for bankruptcy, lenders under our repurchase agreements may be able to avoid the automatic stay provisions of the Bankruptcy Code and take possession of, and liquidate, our collateral under these agreements without delay.

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  Liquidation of collateral may jeopardize our REIT status.

          To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our mortgage-backed securities to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT. For further discussion of these asset and source of income requirements, and the consequences of our failure to continue to qualify as a REIT, please see the "Federal Income Tax Considerations" section of this prospectus.

Our profitability may be limited by restrictions on our use of leverage.

        As long as we earn a positive margin between our borrowing costs and the interest and other income we earn on our assets, we can generally increase our profitability by using greater amounts of leverage. However, the amount of leverage that we use may be limited because our lenders might not make funding available to us at acceptable rates, or they may require that we provide additional collateral to cover our borrowings.

Our use of derivatives to mitigate our prepayment and interest rate risks has been limited.

        We have historically limited our use of interest rate swaps, caps and floors or other derivative transactions to help us mitigate our prepayment and interest rate risks because we have determined that the cost of these transactions outweighs their potential benefits and could, in some cases, jeopardize our status as a REIT. However, we do not have any policy which would prohibit us from using derivative transactions or other hedging strategies. Even when we use derivative transactions, they do not fully insulate us from the prepayment and interest rate risks to which we are exposed. We cannot assure you that a liquid secondary market will exist for any instruments purchased or sold in derivative transactions, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Our earnings per share may decrease now that we have become self-advised.

        We cannot assure you that the cost savings we anticipate from no longer paying the base and incentive advisory fees to AFMAC will offset the additional expenses that we will incur as a self-advised REIT. These additional expenses include all of the salaries and benefits of our executive officers and the other employees we need to operate as a self-advised company. Even if our earnings are not adversely affected, our earnings per share may decrease because we issued 1,287,501 additional shares of our common stock as merger consideration.

The merger with AFMAC may cause us to lose our REIT status for tax purposes.

        In order to maintain our status as a REIT for federal income tax purposes, we are not permitted to have current or accumulated earnings and profits carried over from AFMAC. If the IRS successfully asserts that we acquired current or accumulated earnings and profits from AFMAC and failed to distribute, during the taxable year in which the merger occurred, all of such earnings and profits, we would lose our REIT qualification for the year of the merger, as well as any other taxable years during which we held such acquired earnings and profits, unless, in the year of such determination, we make an additional distribution of the amount of earnings and profits determined to be acquired from AFMAC. In order to make such an additional distribution, we could be required to borrow funds or sell assets even if prevailing market conditions were not generally favorable. For any taxable year that we fail to qualify as a REIT, we would not be entitled to a deduction for dividends paid to our stockholders in calculating our taxable income. Consequently, our net assets and distributions to our stockholders would be substantially reduced because of our increased tax liability. Furthermore, to the extent that distributions had been made in anticipation of our qualification as a REIT, we might also be required to borrow additional funds or to liquidate certain of our investments in order to pay the applicable tax on our income.

We are now dependent on our own executives and employees.

        As a self-advised company, we rely on our own employees to operate our business, and are no longer able to rely on employees of AFMAC or its affiliates. As a result, we now depend on a smaller group of executive officers and employees to operate our business than we had as an externally-advised company. Accordingly, the loss of the services of any key employee, particularly one of our executive officers, may have a negative effect on our business operations.

We are subject to potential liability as an employer.

        When we merged with AFMAC, we assumed the employment of persons who had been employees of AFMAC. In addition to their salaries and other cash compensation, we were required to establish certain health, retirement and other employee benefit plans, and we will now bear the costs of the establishment and maintenance of these plans. As an employer, we will be subject to potential liabilities that are commonly faced by employers, such as workers' disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances.

The economic return from our real estate investments will be affected by a number of factors.

        Our investments in multifamily apartment properties expose us to risks associated with investing in real estate. These risks include the possibility that the properties will not perform in accordance with our expectations, that we will pay too high of a purchase price for our properties or that we will underestimate operating costs and the costs of any necessary improvements and repairs to the properties. In addition, the economic returns from our real property investments may be affected by a number of factors, many of which are beyond our direct control. These factors include general and local economic conditions, the relative supply of apartments and other housing in the market area, interest rates on home mortgage loans, the need for and costs of repairs and maintenance of the properties, government regulations and the cost of complying with them, taxes and inflation.

The concentration of real estate in a geographical area may make us vulnerable to adverse changes in local economic conditions.

        We do not have specific limitations on the total percentage of our real estate properties that may be located in any one area. Consequently, properties that we own may be located in the same or a limited number of geographical regions. Four of our apartment properties are located in the Atlanta, Georgia metropolitan area. As a result, adverse changes in the economic conditions of the geographic regions in which our properties are concentrated may have an adverse effect on real estate values, rental rates, and occupancy rates. Any of these could reduce the rental income we earn from our real estate portfolio or the market value of these properties.

Our real estate investments may be illiquid and their value may decrease.

        Our investments in multifamily apartment properties are relatively illiquid. Our ability to sell these assets, and the price we receive upon their sale, will be affected by the number of potential buyers, the number of competing properties on the market in the area and a number of other market conditions. As a result, we cannot assure you that we will be able to sell these properties without incurring a loss.

Owning real estate may subject us to liability for environmental contamination.

        The owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on its property. Various federal, state and local laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. We cannot assure you that the properties that we currently own, or those we acquire in the future, will not be contaminated. The costs associated with the remediation of any such contamination may be significant and may exceed the value of the property causing us to lose our entire investment. In addition, environmental laws may materially limit our use of our properties, and future laws, or more stringent interpretations or enforcement policies of existing environmental requirements, may increase our exposure to environmental liability.

Compliance with Americans with Disabilities Act requirements could be costly.

        Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements for access and use by disabled persons. A determination that one or more of our multifamily apartment properties does not comply with the Americans with Disabilities Act could result in liability for both government fines and damages to private parties. If we were required to make unanticipated major modifications to comply with the Americans with Disabilities Act, it could adversely affect our profitability.

Some of our other assets involve credit and investment risks.

        Our investment policy requires that at least 50% of our assets consist of adjustable-rate mortgage-backed securities that are guaranteed by GNMA, FNMA or FHLMC. Our other assets may include publicly-traded equity or debt securities issued by other REITs and other companies. We do not require that debt securities issued by these types of issuers be rated investment grade and, generally, these securities will not be guaranteed by any government or third party insurer. We may incur losses if there are payment defaults under debt securities that we hold. Equity securities issued by these types of issuers are subject to a number of risks, including the risk of decline in their market value.

Because of competition, we may not be able to acquire investment assets at favorable prices.

        Our profitability depends, in large part, on our ability to acquire mortgage-backed securities, interests in multifamily apartment properties or other investment assets at favorable prices. In acquiring our investment assets, we compete with a variety of institutional investors including other REITs, insurance companies, mutual funds, pension funds, investment banking firms, banks and other financial institutions. Many of the entities with which we compete have greater financial and other resources than us. In addition, many of our competitors are not subject to REIT tax compliance or required to maintain an exemption from the Investment Company Act. As a result, we may not be able to acquire mortgage-backed securities, multifamily apartment properties or other investment assets for investment, or we may have to pay more for these assets than we otherwise would.

Some of our directors have ownership interests in other companies that create potential conflicts of interest.

        Two of our directors own equity interests in America First. A subsidiary of America First provides on-site management for our multifamily apartment properties and earns fees based on the gross revenues of these properties. Because of the ownership of America First by our directors, our agreements with America First and its subsidiaries may not be considered to have been negotiated at arm's-length. These relationships may also cause a conflict of interest in other situations where we are negotiating with America First.

There are a number of risks associated with being taxed as a REIT.

        We have elected to be treated as a REIT for federal income tax purposes and believe that we qualify for this tax treatment. Our REIT status subjects us and our stockholders to a number of risks, including the following:

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  Failure to qualify as a REIT would have adverse tax consequences for us.

          In order to maintain our REIT status we must meet a number of requirements. These requirements are highly technical and complex and often require an analysis of various factual matters and circumstances that may not be totally within our control. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult or impossible for us to remain qualified as a REIT. If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Therefore, we would have less money available for investments and for distributions to our stockholders and we would no longer be required to make any distributions to stockholders. This may also have a significant adverse effect on the market value of our common stock. In general, we would not be able to elect REIT status for four years after a year in which we lose our REIT status.

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  As a REIT, our income can only come from limited types of sources.

          To qualify as a REIT, at least 75% of our gross income must come from qualified real estate sources and 95% of our gross income must come from these and other sources that are itemized in the REIT tax laws. Therefore, we may have to forego opportunities to invest in potentially profitable businesses or assets because they would produce income that could jeopardize our status as a REIT.

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  We have certain distribution requirements.

          As a REIT, we must distribute to stockholders at least 90% of our REIT taxable income (excluding capital gains). The required distribution limits the amount we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

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  We are also subject to other tax liabilities.

          Even if we qualify as a REIT, we may be subject to federal, state and local taxes on our income and property. Any of these taxes would reduce our operating cash flow.

For further discussion of the risks associated with REIT taxation, please see the "Federal Income Tax Considerations" section of this prospectus.

Loss of Investment Company Act exemption would adversely affect us.

        We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use borrowings would be substantially reduced and we would be unable to conduct our business as described in this prospectus. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-backed securities is limited by the provisions of the Investment Company Act. In meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities under potentially adverse market conditions. Further, in order to insure that we at all times qualify for the exemption from the Investment Company Act, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower our net income.

Issuances of large amounts of our stock could cause our price to decline.

        There are currently 35,823,601 shares of our common stock outstanding. This prospectus relates to the sale of up to 3,000,000 additional shares of our common stock under the Plan. In addition, we have registered up to $300,000,000 worth of additional shares of our common stock (and preferred stock that may be convertible into common stock) to be sold by us from time to time. We may also issue up to 1,400,000 shares of common stock under our 1997 Stock Option Plan. The issuance of common stock or securities convertible into or exchangeable for our common stock could cause dilution of our existing security holders and a decrease in the market price of our common stock, preferred stock or convertible debt securities.

We may change our policies without stockholder approval.

        Our board of directors and management determine all of our policies, including our investment, financing and distribution policies. Although they have no current plans to do so, they may amend or revise these policies at any time without a vote of our stockholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our common stock, preferred stock or convertible debt securities or our ability to pay dividends or interest.

FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes federal income tax considerations that are important to us and our stockholders. This discussion is based on existing federal income tax law, consisting of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations thereunder (the "Treasury Regulations"), and judicial and administrative interpretations thereof, all of which are subject to change, potentially with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to you in light of your personal investment circumstances or to certain types of investors subject to special treatment under the federal income tax laws (including financial institutions, insurance companies, broker-dealers and, except to the extent discussed below, tax-exempt entities, partnerships or other pass-through entities and foreign taxpayers) and it does not discuss any aspects of state, local or foreign tax law. This discussion assumes that you will hold your common stock as a "capital asset" (generally, property held for investment) under the Code. You are advised to consult your own tax advisors about the specific tax consequences to you of participating in the Plan and purchasing, holding and disposing of our common stock, including the application and effect of federal, state, local and foreign income and other tax laws.

General

        We have elected to be treated as a REIT for federal income tax purposes. We currently expect to continue to operate in a manner that will permit us to maintain our qualification as a REIT. This treatment permits us to deduct dividend distributions to our stockholders for federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its stockholders. There can be no assurance that we will continue to qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or relevant laws. If we fail to qualify as a REIT in any particular year, we would be subject to federal income tax as a regular, domestic corporation, and our stockholders would be subject to federal income tax in the same manner as stockholders of such a corporation. In this event, we could be subject to potentially substantial federal income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of cash available for distribution to our stockholders could be significantly reduced or eliminated. The following is a brief summary of certain technical requirements that we must meet on an ongoing basis in order to qualify, and to remain qualified, as a REIT under the Code.

Stock Ownership Tests

        Our capital stock must be held by at least 100 persons (the "100 Shareholder Rule") and no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year (the "5/50 Rule"). For purposes of the 100 Shareholder Rule only, most tax-exempt entities, including employee benefit trusts and charitable trusts (but excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code), are generally treated as individuals for these purposes. These stock ownership requirements must be satisfied in each taxable year other than the first taxable year for which we elected to be treated as a REIT. We are required to solicit information from certain of our stockholders to verify ownership levels and our articles of incorporation provide restrictions regarding the transfer of our shares in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status, unless, in the case of the 5/50 Rule requirement, the "good faith" exemption was available.

Asset Tests

        We must generally meet the following asset tests (the "REIT Asset Tests") at the close of each quarter of each taxable year: (a) at least 75% of the value of our total assets must consist of "Qualified REIT Real Estate Assets," government securities, cash and cash items (the "75% Asset Test"); (b) not more than 25% of the value of our total assets may be represented by securities not described in (a); (c) not more than 5% of the value of our total assets may be represented by securities of any one issuer, except with respect to a "taxable REIT subsidiary"; (d) we may not hold securities having more than 10% of the total value or vote of the outstanding securities of any one issuer, except with respect to a taxable REIT subsidiary, a "qualified REIT subsidiary," and certain "straight debt" securities; and (e) in the case we hold securities of any taxable REIT subsidiaries, not more than 20% of the value of our total assets may be represented by one or more such taxable REIT subsidiaries.

        We do not expect that the value of securities of any one issuer not qualifying as Qualified REIT Real Estate Assets would ever exceed 5% of our total assets. We do not expect to own more than 10% of any one issuer's voting securities or more than 10% of the value of any issuer's securities. Further, we do not expect to own any securities of an issuer which will be a taxable REIT subsidiary with respect to us. We intend to monitor closely the purchase, holding and disposition of our assets in order to comply with the REIT Asset Tests. In particular, we intend to limit and to diversify our ownership of any assets not qualifying as Qualified REIT Real Estate Assets to less than 25% of the value of our assets, to less than 10%, by value or vote, of any single issuer and to less than 5% of the value of our assets with respect to any single issuer. If these limits are exceeded, we intend to take appropriate measures, including the disposition of nonqualifying assets, to avoid failing any of the REIT Assets Tests. For purposes of this discussion, Qualified REIT Real Estate Assets include interests in real property, mortgages secured by interests in real property and certain other assets.

Gross Income Tests

        We must generally meet the following gross income tests (the "REIT Gross Income Tests") for each taxable year: (a) at least 75% of our gross income (excluding gross income from prohibited transactions) must be derived from certain specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property and gain from the disposition of Qualified REIT Real Estate Assets or "qualified temporary investment income" (i.e., income derived from "new capital" within one year of the receipt of the capital) (the "75% Gross Income Test"); and (b) at least 95% of our gross income for each taxable year must be derived from sources of income qualifying for the 75% Gross Income Test, and certain other types of income, including dividends, interest and gains from the sale of stock or other securities (including certain interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge variable rate debt incurred to acquire Qualified REIT Real Estate Assets) not held for sale in the ordinary course of business (the "95% Gross Income Test").

        We intend to maintain our REIT status by carefully monitoring our income, including income from liability hedging transactions and sales of mortgage assets, to comply with the REIT Gross Income Tests. In particular, we will treat income generated by our interest rate caps and other liability hedging instruments, if any, as nonqualifying income for purposes of the 95% Gross Income Test unless we receive advice from counsel that the income constitutes qualifying income for purposes of this test. Under certain circumstances, for example, (i) the sale of a substantial amount of mortgage assets to repay borrowings in the event that other credit is unavailable or (ii) the unanticipated decrease in our qualifying income which may result in the nonqualifying income exceeding 5% of gross income, we may be unable to comply with certain of the REIT Gross Income Tests. See "Taxation of the Company" below for a discussion of the tax consequences of failure to comply with the REIT provisions of the Code. For purposes of these gross income tests and the asset tests described above, a REIT is deemed to own its proportionate share of the income and assets of any partnership of which it is a partner. In addition, for purposes of such tests, a REIT is deemed to directly own the income and assets of any qualified REIT subsidiary.

Distribution Requirement

        We must generally distribute to our stockholders an amount equal to at least 90% of our REIT taxable income before deductions of dividends paid and excluding net capital gain. For purposes of this provision, we will be required to demonstrate that our dividend payments are not preferential.

Taxation of the Company

        In any year in which we qualify as a REIT, we will generally not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders and qualifies for a dividends paid deduction under the Code. We will, however, be subject to federal income tax at normal corporate income tax rates upon any undistributed REIT taxable income or capital gain. Notwithstanding our qualification as a REIT, we may also be subject to tax in certain other circumstances. For example, if we fail to satisfy either the 75% Gross Income Test or the 95% Gross Income Test, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will generally be subject to a 100% tax on the greater of the amount by which we fail either the 75% Gross Income Test or the 95% Gross Income Test multiplied by REIT taxable income and divided by gross income. We will also be subject to a tax of 100% on net income derived from any "prohibited transaction." Prohibited transaction means a sale or other disposition of property not held for investment and which is not foreclosure property. If we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to federal income tax on the income at the highest corporate income tax rate. In addition, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for that year, (ii) 90% of our REIT capital gain net income for that year and (iii) any undistributed amount of ordinary and capital gains net income from the preceding taxable year, we would be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year. We may also be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated. If we fail to qualify as a REIT in any taxable year, and certain relief provisions of the Code do not apply, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at the regular corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible by us, nor would they generally be required to be made under the Code. Further, unless entitled to relief under certain other provisions of the Code, we would also be disqualified from reelecting REIT status for the four taxable years following the taxable year in which we become disqualified.

Taxation of Taxable U.S. Stockholders

        When we use the term "U.S. stockholders," we mean a holder of shares of our stock who is, for United States federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury Regulations provide otherwise;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  Distributions Generally

        Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to our U.S. stockholders as ordinary income. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, our distributions will be treated as a tax-free return of capital to each U.S. stockholder, and will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock by the amount of the distribution, but not below zero. To the extent such distributions exceed a U.S. stockholder's adjusted tax basis in its shares, they will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31 of the year in which the dividend was declared. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

  Capital Gain Distributions

        Distributions designated as capital gain dividends will be taxable to our U.S. stockholders as capital gain income. Such capital gain income will be taxable to non-corporate U.S. stockholders at a 20% or 25% rate based on the characteristics of the asset we sold that produced the gain. U.S. stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

  Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

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  include their proportionate share of our undistributed net capital gains in their taxable income;

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  receive a credit for their proportionate share of the tax paid by us in respect of our net capital gain; and

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  increase the adjusted basis of their stock by the difference between the amount of their share of our net capital gain and their share of the tax paid by us with respect to such gain.

  Passive Activity Losses and Investment Interest Limitations

        Distributions we make with respect to our shares and gains arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gains relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Stock

        If you are a U.S. stockholder and you sell or dispose of your shares of our stock, you will recognize a gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of our stock that you have held for six months or less, the loss you recognize will be treated as long-term capital loss to the extent you received distributions from us with respect to such stock which were required to be treated as long-term capital gains.

Information Reporting and Backup Withholding

        We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A U.S. stockholder can meet this requirement by providing us with a properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

        The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. Generally, debt financed property includes property, the acquisition or holding of which is financed through a borrowing by the tax-exempt U.S. stockholder.

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business tax income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. Any prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to any pension trust which:

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  is described in Section 401(a) of the Code; and

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  holds more than 10%, by value, of the interests in the REIT.

        Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

        A REIT is a "pension-held REIT" if

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  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by a qualified trust shall be treated, for purposes of the 100 Shareholder Rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

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  either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

        The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

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  the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

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  the total gross income of the REIT.

        A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in the charter, we do not expect to be classified as a "pension-held REIT."

Taxation of Non-U.S. Stockholders

        The rules governing federal income taxation of "non-U.S. stockholders" are complex and no attempt will be made herein to provide more than a summary of such rules. As used herein, "non-U.S. stockholders" means beneficial owners of shares of our stock that are not U.S. stockholders.

        PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST INCLUDING ANY REPORTING REQUIREMENTS.

        Distributions to non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation). We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-U.S. stockholder unless (i) a lower treaty rate applies and any required form, such as IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-U.S. stockholder with us or (ii) the non-U.S. stockholder file an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Any portion of the dividends paid to non-U.S. stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury Regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-U.S. stockholders under most treaties.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. stockholder's stock, such distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current accumulated earnings and profits if our stock is not U.S. real property interest because we are a "domestically controlled REIT" as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sale exchanges of a U.S. real property interest, which includes certain interests in real property, but generally does not include mortgage loans or mortgage backed securities, will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder. We are required to withhold 35% of any distribution that is designated by us as a U.S. real property capital gains dividend. The amount withheld is creditable against the non-U.S. stockholder's FIRPTA tax liability.

        Gain recognized by a non-U.S. stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. stockholders. Because our stock is publicly traded, no assurance can be given that we are or will remain a "domestically controlled REIT." Alternatively, a non-U.S. stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of its stock under FIRPTA if the shares are traded on an established securities market.

        Gain not subject to FIRPTA will be taxable to a non-U.S. stockholder if (i) the non-U.S. stockholder's investment in the stock is effectively connected with a U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 20% or 25% tax on the individual's capital gains. If the gains from the sale of the stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

State, Local and Foreign Taxation

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

Possible Legislative or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

EXPERTS

        The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated into this prospectus by reference have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

        The validity of the common stock offered by this prospectus has been passed upon for us by Kutak Rock LLP, Omaha, Nebraska. In addition, the description of federal income tax consequences in "Federal Income Tax Considerations" is based on the opinion of Kutak Rock LLP.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings are also available to the public from the SEC's World Wide Web site on the Internet at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our common stock is listed on the New York Stock Exchange under the symbol "MFA," and all reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005.

        We maintain a site on the World Wide Web at www.mfa-reit.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our common stock.

        We have filed a registration statement, of which this prospectus is a part, covering the offered securities. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. We refer you to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed our annual report on Form 10-K for the year ended December 31, 2000, our quarterly reports on Form 10-Q for the three months ended March 31, 2001, the six months ended June 30, 2001 and the nine months ended September 30, 2001, our current reports on Form 8-K filed on October 17, 2001, November 2, 2001, December 12, 2001 and January 15, 2002, and our definitive proxy statement dated November 21, 2001, relating to the special meeting of our stockholders held on December 12, 2001, with the SEC (File No. 1-13991), and those documents are incorporated herein by reference. We have also incorporated by reference the description of our common stock set forth under the heading "Description of the Registrant's Securities to be Registered" in our registration statement on Form 8-A filed on March 26, 1998 amended as set forth under the heading "Description of Securities" in our registration statement on Form S-3 (SEC File No. 333-70082) filed on September 25, 2001.

        Any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

        You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to those documents which are not specifically incorporated by reference herein) without charge by writing or calling Mr. William S. Gorin, at America First Mortgage Investments, Inc., 399 Park Avenue, 36th Floor, New York, New York, 10022, telephone number (212) 935-8760.

Appendix I
Schedule of Large Cash Purchases

Year	Threshold Price And Waiver Discount, If Any, Will Be Set By	Optional Cash Investments Must Be Received By	Pricing Period Start Date	Pricing Period Conclusion Date
2002	March 11 April 3 May 8 June 10 July 8 August 7 September 9 October 4 November 8 December 4	March 13 April 5 May 10 June 12 July 10 August 9 September 11 October 8 November 12 December 6	March 14 April 8 May 13 June 13 July 11 August 12 September 12 October 9 November 13 December 9	March 27 April 19 May 24 June 26 July 24 August 23 September 25 October 22 November 26 December 20

2003	January 2 February 10 March 10 April 2 May 12 June 9 July 7 August 8 September 10 October 6 November 7 December 4	January 6 February 12 March 12 April 4 May 14 June 11 July 9 August 12 September 12 October 8 November 11 December 8	January 7 February 13 March 13 April 7 May 15 June 12 July 10 August 13 September 15 October 9 November 12 December 9	January 21 February 27 March 26 April 21 May 29 June 25 July 23 August 26 September 26 October 22 November 25 December 22

PRICING PERIODS ARE AT THE DISCRETION OF AMERICA FIRST MORTGAGE INVESTMENTS, INC. INVESTORS SHOULD NOT RELY SOLELY ON THE ABOVE SCHEDULE AS PRICING PERIODS AND INVESTMENT DATES MAY VARY. FOR MORE INFORMATION, PLEASE CONTACT THE PLAN ADMINISTRATOR AT (917) 320-6300.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table shows the estimated expenses in connection with the issuance and distribution of the common stock being registered:

SEC registration fees	$2,487
Legal fees and expenses	$50,000
Accounting fees and expenses	$5,000
Printing	$100,000
Miscellaneous	$50,000

TOTAL	$207,487

Item 15.    Indemnification of Directors and Officers.

        As permitted by the Maryland General Corporation Law ("MGCL"), Article Eighth, Paragraph (a)(5) of the Registrant's articles of incorporation provides for indemnification of directors and officers of the Registrant, as follows:

    The Registrant may provide any indemnification permitted by the general laws of Maryland and shall indemnify current and former directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation or, at its request, any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the board of directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The board of directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

        The Registrant's Bylaws contain indemnification procedures that implement those of the Charter. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

        As permitted by the MGCL, Article Eighth, Paragraph (a)(6) of the Registrant's Articles of Incorporation provide for limitation of liability of directors and officers of the Registrant, as follows:

    To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current and former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

        The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        As permitted under Section 2-418(k) of the MGCL, the Registrant has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such.

Item 16.    Exhibits.

EXHIBIT	DESCRIPTION
2.1
Agreement and Plan of Merger by and among the Registrant, America First Participating/Preferred Equity Mortgage Fund Limited Partnership, America First Prep Fund 2 Limited Partnership, America First Prep Fund 2 Pension Series Limited Partnership and certain other parties, dated as of July 29, 1997 (incorporated herein by reference to Exhibit 2.1 of the Registration Statement on Form S-4 dated February 12, 1998, filed by the Registrant pursuant to the Securities Act of 1933 (SEC File No. 333-46179)).
2.2	Agreement and Plan of Merger by and among the Registrant, America First Mortgage Advisory Corporation and the shareholders of America First Mortgage Advisory Corporation (incorporated herein by reference to Form 10-Q dated September 30, 2001, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Form 8-K dated April 10, 1998, filed by the Registrant pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Form 8-K dated April 10, 1998, filed by the Registrant pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
4.1	Specimen of Common Stock Certificate of Registrant (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-4 dated February 12, 1998, filed by the Registrant pursuant to the Securities Act of 1933 (SEC File No. 333-46179)).
5.1	Opinion of Kutak Rock LLP.
8.1	Opinion of Kutak Rock LLP as to Certain Tax Matters.
10.1	Advisory Agreement, dated April 9, 1998, by and between Registrant and the America First Mortgage Advisory Corporation (incorporated herein by reference to Form 8-K dated April 10, 1998 filed by the Registrant pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
10.2	Employment Agreement of Stewart Zimmerman (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form S-4 dated February 12, 1998, filed by the Registrant pursuant to the Securities Act of 1933 (SEC File No. 333-46179)).
10.3	Employment Agreement of William S. Gorin (incorporated herein by reference to Exhibit 10.3 of the Registration Statement on Form S-4 dated February 12, 1998, filed by the Registrant pursuant to the Securities Act of 1933 (SEC File No. 333-46179)).

10.4	Employment Agreement of Ronald A. Freydberg (incorporated herein by reference to Exhibit 10.4 of the Registration Statement on Form S-4 dated February 12, 1998, filed by the Registrant pursuant to the Securities Act of 1933 (SEC File No. 333-46179)).
10.5	Addendum to Employment Agreement of Stewart Zimmerman (incorporated herein by reference to Form 10-Q dated March 31, 2000, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
10.6	Addendum to Employment Agreement of William S. Gorin (incorporated herein by reference to Form 10-Q dated March 31, 2000, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
10.7	Addendum to Employment Agreement of Ronald A. Freydberg (incorporated herein by reference to Form 10-Q dated March 31, 2000, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
10.8	Third Addendum to Employment Agreement of Stewart Zimmerman (incorporated herein by reference to Exhibit 10.8 of the Registration Statement on Form S-3 dated January 17, 2002, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
10.9	Third Addendum to Employment Agreement of William S. Gorin (incorporated herein by reference to Exhibit 10.9 of the Registration Statement on Form S-3 dated January 17, 2002, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
10.10	Third Addendum to Employment Agreement of Ronald A. Freydberg (incorporated herein by reference to Exhibit 10.10 of the Registration Statement on Form S-3 dated January 17, 2002, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
10.11	Second Amended and Restated 1997 Stock Option Plan of the Registrant (incorporated herein by reference to Form 10-Q dated June 30, 2001, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (SEC File No. 1-13991)).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kutak Rock LLP (included in Exhibits 5.1 and 8.1).
24.1	Powers of Attorney (included on page II-5 of this Registration Statement).

Item 17.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the Prospectus any facts or events arising after the effective date to the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)  To include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

        (2)  That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 27th day of February, 2002.

AMERICA FIRST MORTGAGE INVESTMENTS, INC.
By:	/s/ STEWART ZIMMERMAN Stewart Zimmerman, President and Chief Executive Officer

        Each person whose signature appears below hereby authorizes Stewart Zimmerman, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: February 27, 2002	By:	/s/ MICHAEL B. YANNEY Michael B. Yanney, Chairman of the Board
Date: February 27, 2002	By:	/s/ STEWART ZIMMERMAN Stewart Zimmerman, President, Chief Executive Officer and Director
Date: February 27, 2002	By:	/s/ WILLIAM S. GORIN William S. Gorin, Chief Financial Officer
Date: February 27, 2002	By:	/s/ MICHAEL L. DAHIR Michael L. Dahir, Director
Date: February , 2002	By:	Alan Gosule, Director
Date: February 27, 2002	By:	/s/ GEORGE H. KRAUSS George H. Krauss, Director
Date: February 27, 2002	By:	/s/ GREGOR MEDINGER Gregor Medinger, Director
Date: February 27, 2002	By:	/s/ W. DAVID SCOTT W. David Scott, Director

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TABLE OF CONTENTS
Forward-Looking Statements
AMERICA FIRST MORTGAGE INVESTMENTS, INC.
USE OF PROCEEDS
DIVIDEND AND DISTRIBUTION POLICY
DESCRIPTION OF THE PLAN
RISK FACTORS
FEDERAL INCOME TAX CONSIDERATIONS
EXPERTS
LEGAL OPINIONS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Appendix I Schedule of Large Cash Purchases
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES